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                                                                      EXHIBIT 21

                 SUBSIDIARIES OF NORTHERN BORDER PARTNERS, L.P.

Bear Paw Investments, LLC, organized in Delaware

Bear Paw Energy, LLC, organized in Delaware

Border Midwestern Company, incorporated in Delaware

Border Viking Company, incorporated in Delaware

Crestone Energy Ventures, L.L.C., organized in Delaware

Midwestern Gas Transmission Company, incorporated in Delaware

Northern Border Intermediate Limited Partnership, organized in Delaware

Northern Border Pipeline Company, organized in Texas

Viking Gas Transmission Company, incorporated in Delaware